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                                                                      Exhibit 11
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                                AIR EXPRESS INTERNATIONAL CORPORATION AND SUBSIDIARIES
                                       COMPUTATION OF EARNINGS PER COMMON SHARE
                                                       (Unaudited)

                                       (In thousands, except per share amounts)

                                                                  Three Months Ended               Six Months Ended
                                                                       June 30,                        June 30,
                                                              --------------------------      --------------------------
                                                                 1994            1993            1994            1993
                                                              ----------      ----------      ----------      ----------
Primary:
     Net income applicable to
       common shares                                          $    6,149      $    5,351      $    9,631      $    8,803
                                                              ==========      ==========      ==========      ==========
     Weighted average of common
       shares outstanding                                         11,584          11,568          11,571          11,569
     Common shares issuable on
       exercise of stock options                                     125             144             114             152
                                                              ----------      ----------      ----------      ----------
  Average common shares outstanding                               11,709          11,712          11,685          11,721
                                                              ==========      ==========      ==========      ==========
  Earnings per common share                                   $      .53      $      .46      $      .82      $      .75
                                                              ==========      ==========      ==========      ==========
Fully diluted:
  Weighted average of common
    shares outstanding                                            11,584          11,568          11,571          11,569
  Common shares issuable on
    exercise of stock options                                        131             144             129             152
  Common shares issuable upon
    assumed conversion of subordinated debentures                  2,194           2,194           2,194           1,829
                                                              ----------      ----------      ----------      ----------
  Average common shares outstanding                               13,909          13,906          13,894          13,550
                                                              ==========      ==========      ==========      ==========
  Earnings per common share                                   $      .49      $      .44      $      .80      $      .74
                                                              ==========      ==========      ==========      ==========


  Primary earnings per share are computed by dividing net income by the weighted average common and common equivalent shares outstanding during the period. Fully diluted earnings per share have been calculated assuming the conversion of the subordinated debentures and the elimination of the associated interest expense, net of tax. For the quarters ended June 30, 1994 and 1993, the interest elimination was $.73 million and $.78 million, respectively. For the six months ended June 30, 1994 and 1993, the interest elimination was $1.46 million and $1.28 million, respectively.

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